Exhibit 23.3

To the Board of Directors
China Solar & Clean Energy Solutions, Inc.and Subsidiaries

Consent of Independent Registered Public Accounting Firm
Deli Solar (USA), Inc. and Subsidiaries

We consent to the incorporation in Amendment No. 2 to the Registration Statement on Form SB-2 (the “SB-2”) of China Solar & Clean Energy Solutions, Inc. of our report dated July 17, 2007 on our audits of the financial statements of Tianjin Huaneng Group Energy Equipment Co., Ltd as of December 31, 2006 and 2005 and for the years then ended, which reports and financial statements are incorporated in the SB-2.

/s/ Zhong Yi (Hong Kong) C.P.A Company Limited
Zhong Yi (Hong Kong) C.P.A Company Limited
Certified Public Accountants
Hong Kong, China

January 15, 2008